CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-105437 (Investment Company Act of 1940 file No. 811-04633) of Sun Life (N.Y.) Variable Account D on Form N-6 of our report dated April 20, 2007, relating to the financial statements of Sun Life (N.Y.) Variable Account D, appearing in the Futurity Accumulator II VUL Variable Universal Life Policy Sun Life (N.Y.) Variable Account D Statement of Additional Information, which is part of such Registration Statement, and to the use of our report dated March 27, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, as described in Note 1), relating to the consolidated financial statements of Sun Life Insurance and Annuity Company of New York, also appearing in the Statement of Additional Information.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/Deloitte & Touche LLP
Boston, Massachusetts
April 25, 2007